Exhibit 99.1

Ecovyst Reports Second Quarter 2026 Results and Raises 2026 Outlook

WAYNE, PA, August 5, 2026 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading provider of regenerated sulfuric acid, virgin sulfuric acid, and sulfur dioxide and related derivatives, today reported results for the second quarter ended June 30, 2026.

On December 31, 2025, the Company completed the sale of its Advanced Materials & Catalysts business, which includes the Company’s investment in affiliated companies, Zeolyst International and Zeolyst C.V. Financial results of the divested Advanced Materials & Catalysts business are reported in discontinued operations in the financial statements for all periods presented.

Second Quarter 2026 Results & Highlights from Continuing Operations
•Sales grew 42% to $250.0 million, an increase of $73.9 million, from $176.1 million in the second quarter of 2025
•Net income of $10.7 million, compared to $5.0 million in the year-ago quarter, with a net income margin of 4.3% and diluted net income per share of $0.10
•Adjusted Net Income was $23.4 million, compared to $11.4 million in the year-ago quarter, with Adjusted Diluted Income per share of $0.21
•Adjusted EBITDA grew 27% to $53.1 million, an increase of $11.2 million from $41.9 million in the second quarter of 2025
•Cash flow from operating activities was $55.2 million for the six months ended June 30, 2026, compared to $25.3 million for the six months ended June 30, 2025. Adjusted Free Cash Flow was $12.8 million for the six months ended June 30, 2026, compared to $(2.4) million for the six months ended June 30, 2025
•Completed the strategic acquisition of the Calabrian sulfur dioxide and related derivatives business from INEOS Enterprises on June 30, 2026

“In the second quarter of 2026 Ecovyst continued to deliver on its financial and long-term strategic objectives. As anticipated, high refinery utilization and positive alkylate economics contributed to increased volume of regenerated sulfuric acid, while virgin sulfuric acid volume increased double digits, reflecting positive demand fundamentals and the contribution from the Waggaman sulfuric acid plant we acquired in May 2025. As a result, we delivered second quarter 2026 Adjusted EBITDA of $53 million, within our guidance range, and up 27% compared to the year ago quarter,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer.

“We remain focused on creating long-term stockholder value by delivering differentiated growth by capitalizing on favorable trends in our end-use segments and pursuing synergistic acquisitions that expand our ability to serve those attractive industries,” said Bitting. “In Q2 2026, we completed our acquisition of the Calabrian sulfur dioxide and related derivatives business. This transaction broadens Ecovyst’s platform of leading sulfur-based solutions, expands our presence in core applications such as mining and water treatment, and provides us with attractive growth opportunities in adjacent industry applications such as food processing and pharmaceuticals. As we begin the integration of Calabrian into Ecovyst, we expect to realize meaningful synergies that we believe will create additional value for our stockholders,” said Bitting. “Based upon our favorable results for the first six months of the year, and to reflect the anticipated financial contribution of Calabrian in the second half of the year, we are raising our guidance for full-year Adjusted EBITDA to a range of $195 million to $207 million,” added Bitting.

Ecovyst Second Quarter 2026 Earnings Release	Page 1

Review of Business Results
Second quarter 2026 sales were $250.0 million, up $73.9 million or 42%, compared to $176.1 million in the second quarter of 2025. The increase in sales reflects higher sales volume and pricing compared to the prior year quarter. Average selling prices were higher primarily due to the pass-through effect of higher sulfur costs of approximately $55 million and favorable contractual pricing for regenerated sulfuric acid. The increase in sales volume was driven by higher sales of regenerated sulfuric acid from strong demand and less customer downtime, along with higher sales of virgin sulfuric acid due to increased customer demand and the contribution of sales volume from the Waggaman location, compared to the prior year quarter. Second quarter 2026 Adjusted EBITDA was $53.1 million, up $11.2 million or 27%, compared to $41.9 million in the second quarter of 2025, with the increase primarily driven by higher sales volume and favorable net pricing, partially offset by higher manufacturing costs, general inflation and higher transportation costs.
Cash Flows and Balance Sheet
Cash flows from operating activities for continuing operations were $55.2 million for the six months ended June 30, 2026, compared to $25.3 million for the six months ended June 30, 2025. The increase was primarily driven by higher earnings exclusive of non-cash expenses.
As of June 30, 2026, the Company had cash and cash equivalents of $87.8 million. Total gross debt was $497.1 million and availability under the Asset-Based Lending (“ABL”) facility was $88.5 million, after giving effect to $2.2 million of outstanding letters of credit and with no revolving credit facility borrowings outstanding. Total cash and cash equivalents of $87.8 million plus the $88.5 million of availability under the ABL facility provided for total available liquidity of $176.3 million.
As of June 30, 2026, the net debt to net income ratio was 15.9x and the net debt leverage ratio was 2.0x. The increase in the net debt leverage ratio from 1.2x at December 31, 2025 is due to the $100 million increase in the term loan associated with the acquisition of the Calabrian business with no associated Adjusted EBITDA in the trailing twelve-month period related to the Calabrian business.
Revised 2026 Financial Outlook
For the second half of 2026 our outlook for demand for regenerated and virgin sulfuric acid remains positive. We expect strong demand for regenerated acid to support alkylate production and lower customer downtime, compared to the second half of 2025. However, and consistent with our previous guidance, we expect lower sales of virgin sulfuric acid in the third and fourth quarters, compared to 2025, primarily reflecting lower expected spot sales opportunities. We remain cautious about the potential for softer demand in some industrial applications for virgin sulfuric acid.

In light of the acquisition of the Calabrian sulfur dioxide and related derivatives business on June 30, 2026, we are revising our consolidated full-year 2026 guidance to reflect our expectations for Calabrian’s contributions in the third and fourth quarters of 2026.

The Company’s revised 2026 guidance is as follows:

▪Sales1 of $1,020 million to $1,060 million (change from $890 million to $970 million)
▪Adjusted EBITDA2 of approximately $195 million to $207 million (change from $180 million to $195 million), including an impact from Calabrian in the second half of 2026 of $10 million to $12 million
▪Adjusted Free Cash Flow2 of $45 million to $55 million (change from $40 million to $55 million)
▪Capital expenditures of $85 million to $95 million (change from $80 million to $90 million)
▪Interest expense of $18 million to $22 million
▪Depreciation & Amortization of $80 million to $84 million (change from $78 million to $82 million)
▪Effective tax rate in the mid 20% range
▪Adjusted Net Income2 of $65 million to $85 million (change from $55 million to $75 million), with Adjusted Diluted Income per share2 of $0.58 to $0.72 (change from $0.50 to $0.65)

Ecovyst Second Quarter 2026 Earnings Release	Page 2

1Sales outlook for 2026 assumes higher average sulfur prices compared to 2025 and higher projected pass-through of sulfur costs of approximately $220 million (change from approximately $155 million).
2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and net cash provided by operating activities as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Stock Repurchase
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock. In October 2025, the Company’s Board of Directors approved the removal of the expiration date of the stock repurchase program. As of June 30, 2026, $146.5 million was available for stock repurchases under the program.
During the second quarter of 2026, the Company did not repurchase any shares of its common stock pursuant to the stock repurchase program. For the six months ended June 30, 2026, the Company repurchased 3,226,461 shares of its common stock on the open market at an average price of $11.07 per share, for a total cost of $35.7 million.

During the second quarter of 2025, the Company repurchased 2,926,152 shares of its common stock on the open market at an average price of $7.47 per share, for a total cost of $21.9 million.

For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 and Rule 10b5-1 trading plans or accelerated stock repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.

Conference Call and Webcast Details
On Wednesday, August 5, 2026, Ecovyst management will review the second quarter 2026 results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 245-3047 (domestic) or
1 (203) 518-9765 (international) and use the participant code ECVTQ226.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading provider of regenerated sulfuric acid, virgin sulfuric acid and sulfur dioxide and related derivatives, which we believe are essential to our customers’ operations and processes.

Ecovyst Second Quarter 2026 Earnings Release	Page 3

Our family of virgin sulfuric acid products, regenerated sulfuric acid and related derivatives serve a wide range of industrial applications. We are a leading provider of regenerated sulfuric acid to the North American refining industry for the production of alkylate, an essential gasoline component for lowering vapor pressure and increasing octane to meet stringent gasoline specifications and fuel efficiency standards. We are a leading North American producer of high quality and high strength virgin sulfuric acid for industrial and mining applications. Through our Calabrian business, we are also a leading producer of sulfur dioxide and related derivatives in North America, serving key end uses including mining, water treatment and specialty chemical production. We also provide chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry.

For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt, Net Debt to Net Income Ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends, the integration of our recently-acquired Calabrian business and the expected financial contributions relating to such acquisition and our 2026 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against placing any undue reliance on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the enactment, schedule and impact of tariffs and trade disputes, currency exchange rates, military conflicts, the effects of inflation, our ability to successfully integrate the Calabrian sulfur dioxide and sulfur derivatives business into our business and realize the benefits of that acquisition and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Second Quarter 2026 Earnings Release	Page 4

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change

Sales	$250.0	$176.1	42.0%	$464.9	$319.2	45.6%
Cost of goods sold	200.2	135.9	47.3%	378.6	259.9	45.7%
Gross profit	49.8	40.2	23.9%	86.3	59.3	45.5%
Selling, general and administrative expenses	17.4	17.6	(1.1)%	36.5	34.1	7.0%
Other operating expense, net	13.0	6.8	91.2%	17.9	10.4	72.1%
Operating income	19.4	15.8	22.8%	31.9	14.8	115.5%
Interest expense, net	3.5	8.5	(58.8)%	6.6	16.8	(60.7)%
Debt modification and extinguishment costs	1.0	—	NM	1.0	1.0	—%
Other expense, net	—	0.3	(100.0)%	0.1	0.3	(66.7)%
Income (loss) from continuing operations before income taxes	14.9	7.0	112.9%	24.2	(3.3)	833.3%
Provision (benefit) for income taxes	4.2	2.0	110.0%	7.8	(0.2)	NM
Effective tax rate	28.2%	28.7%		32.1%	6.6%
Net income (loss) from continuing operations	10.7	5.0	114.0%	16.4	(3.1)	629.0%
Net (loss) income from discontinued operations, net of tax	(2.8)	1.0	(380.0)%	(4.2)	5.5	(176.4)%
Net income	$7.9	$6.0	31.7%	$12.2	$2.4	408.3%

Earnings per share:
Basic income (loss) per share - continuing operations	$0.10	$0.04		$0.15	$(0.03)
Diluted income (loss) per share - continuing operations	$0.10	$0.04		$0.15	$(0.03)
Basic (loss) income per share - discontinued operations	$(0.03)	$0.01		$(0.04)	$0.05
Diluted (loss) income per share - discontinued operations	$(0.03)	$0.01		$(0.04)	$0.05
Basic (loss) income per share	$0.07	$0.05		$0.11	$0.02
Diluted (loss) income per share	$0.07	$0.05		$0.11	$0.02

Weighted average shares outstanding:
Basic	109,456,944	116,232,528		110,072,051	116,745,476
Diluted	110,839,894	116,535,060		111,312,917	116,745,476

NM - Not meaningful

Ecovyst Second Quarter 2026 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$87.8	$197.2
Accounts receivable, net	112.9	85.3
Inventories, net	40.0	26.8
Derivative assets	1.9	1.3
Prepaid and other current assets	18.7	8.8
Total current assets	261.3	319.4
Property, plant and equipment, net	534.0	481.2
Goodwill	398.3	326.7
Other intangible assets, net	135.5	59.3
Right-of-use lease assets	53.1	37.9
Other long-term assets	38.5	36.5
Total assets	$1,420.7	$1,261.0
LIABILITIES
Accounts payable	$74.0	$48.0
Operating lease liabilities—current	13.2	9.5
Accrued liabilities	66.3	63.3
Total current liabilities	153.5	120.8
Long-term debt	493.0	392.6
Deferred income taxes	146.0	113.3
Operating lease liabilities—noncurrent	40.2	28.7
Other long-term liabilities	1.1	2.1
Total liabilities	833.8	657.5
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,872,846 on June 30, 2026 and December 31, 2025, respectively; outstanding shares 109,468,398 and 111,805,102 on June 30, 2026 and December 31, 2025, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	1,105.8	1,108.5
Accumulated deficit	(236.5)	(248.6)
Treasury stock, at cost; shares 31,404,448 and 29,067,744 on June 30, 2026 and December 31, 2025, respectively	(289.3)	(261.1)
Accumulated other comprehensive income	5.5	3.3
Total equity	586.9	603.5
Total liabilities and equity	$1,420.7	$1,261.0

Ecovyst Second Quarter 2026 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:	(in millions)
Net income	$12.2	$2.4
Net loss (income) from discontinued operations	4.2	(5.5)
Net income (loss) from continuing operations	16.4	(3.1)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.7	32.0
Amortization	5.4	5.3
Amortization of deferred financing costs and original issue discount	0.4	0.6
Deferred income tax provision	2.6	1.7
Net loss on asset disposals	2.6	0.4
Stock compensation	5.9	5.3
Other, net	(3.1)	(0.6)
Working capital changes that provided (used) cash:
Receivables	(13.6)	(19.3)
Inventories	(10.7)	0.4
Prepaids and other current assets	(3.2)	(1.1)
Accounts payable	20.0	8.8
Accrued liabilities	(2.2)	(5.1)
Net cash provided by operating activities, continuing operations	55.2	25.3
Net cash (used in) provided by operating activities, discontinued operations	(3.9)	18.0
Net cash provided by operating activities	51.3	43.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(44.8)	(39.1)
Business combinations	(178.5)	(41.3)
Net cash used in investing activities, continuing operations	(223.3)	(80.4)
Net cash used in investing activities, discontinued operations	—	(10.4)
Net cash used in investing activities	(223.3)	(90.8)

Ecovyst Second Quarter 2026 Earnings Release	Page 7

Cash flows from financing activities:
Issuance of long-term debt, net of original issue discount and financing fees	100.0	870.8
Repayments of long-term debt	—	(875.2)
Repurchases of common shares	(36.3)	(21.9)
Tax withholdings on equity award vesting	(1.3)	(1.5)
Other, net	0.2	0.1
Net cash provided by (used in) financing activities, continuing operations	62.6	(27.7)
Net cash used in financing activities, discontinued operations	—	(1.7)
Net cash provided by (used in) financing activities	62.6	(29.4)

Effect of exchange rate changes on cash and cash equivalents	—	0.5
Net change in cash and cash equivalents	(109.4)	(76.4)
Cash and cash equivalents at beginning of period	197.2	146.0
Cash and cash equivalents at end of period	87.8	69.6
Less: cash, cash equivalents, and restricted cash of discontinued operations	—	(14.4)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$87.8	$55.2

Ecovyst Second Quarter 2026 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(in millions)
Reconciliation of net income (loss) from continuing operations to Adjusted EBITDA from continuing operations
Net income (loss) from continuing operations	$10.7	$5.0		$16.4	$(3.1)
Provision (benefit) for income taxes	4.2	2.0		7.8	(0.2)
Interest expense, net	3.5	8.5		6.6	16.8
Depreciation and amortization	19.6	19.0		40.1	37.3
EBITDA	38.0	34.5		70.9	50.8
Debt modification and extinguishment costs	1.0	—		1.0	1.0
Net loss on asset disposals(a)	2.3	0.3		2.6	0.4
Transaction and other related costs(b)	8.1	1.5		9.4	2.3
Equity-based compensation	2.5	2.8		5.9	5.3
Restructuring, integration and business optimization expenses(c)	0.4	1.0		1.2	1.2
Other(d)	0.8	1.8		1.9	2.2
Adjusted EBITDA from continuing operations	53.1	41.9	26.7%	92.9	63.2	47.0%

Sales	250.0	176.1	42.0%	464.9	319.2	45.6%

Adjusted EBITDA from continuing operations margin	21.2%	23.8%		20.0%	19.8%

	Twelve months ended
	June 30, 2026	December 31, 2025	% Change

Reconciliation of net income from continuing operations to Adjusted EBITDA from continuing operations
Net income from continuing operations	$25.8	$6.3
Provision for income taxes	27.5	19.5
Interest expense, net	24.1	34.2
Depreciation and amortization	81.5	78.6
EBITDA	158.9	138.6
Debt modification and extinguishment costs	5.6	5.5
Net loss on asset disposals(a)	7.7	5.4
Transaction and other related costs(b)	10.5	3.4
Equity-based compensation	10.3	9.7
Restructuring, integration and business optimization expenses(c)	4.8	4.7
Other(d)	3.9	4.7
Adjusted EBITDA from continuing operations	201.7	172.0	17.3%

Sales	795.4	723.5	9.9%

Adjusted EBITDA from continuing operations margin	25.4%	23.8%

Ecovyst Second Quarter 2026 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(b)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(c)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(d)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations relate to plans that are frozen. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Second Quarter 2026 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net Income (Loss) From Continuing Operations and EPS to Adjusted Net Income and Adjusted Diluted Income per share(1)

	Three months ended June 30,
	2026					2025
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income from continuing operations	$14.9	$4.2	$10.7	$0.10	$0.10	$7.0	$2.0	$5.0	$0.04	$0.04
Debt modification and extinguishment costs	1.0	0.2	0.8	0.01	0.01	—	—	—	—	—
Net loss on asset disposals(a)	2.3	0.6	1.7	0.01	0.01	0.3	0.1	0.2	—	—
Transaction and other related costs(b)	8.1	0.6	7.5	0.07	0.07	1.5	0.3	1.2	0.01	0.01
Equity-based compensation	2.5	0.7	1.8	0.02	0.02	2.8	(0.1)	2.9	0.02	0.02
Restructuring, integration and business optimization expenses(c)	0.4	0.1	0.3	—	—	1.0	0.3	0.7	0.01	0.01
Other(d)	0.8	0.2	0.6	—	—	1.8	0.4	1.4	0.02	0.02
Adjusted Net Income(1)	$30.0	$6.6	$23.4	$0.21	$0.21	$14.4	$3.0	$11.4	$0.10	$0.10

Weighted average shares outstanding				109,456,944	110,839,894				116,232,528	116,535,060

	Six months ended June 30,
	2026					2025
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income (loss) from continuing operations	$24.2	$7.8	$16.4	$0.15	$0.15	$(3.3)	$(0.2)	$(3.1)	$(0.03)	$(0.03)
Debt modification and extinguishment costs	1.0	0.3	0.7	0.01	0.01	1.0	0.2	0.8	0.01	0.01
Net loss on asset disposals(a)	2.6	0.7	1.9	0.01	0.01	0.4	0.1	0.3	—	—
Transaction and other related costs(b)	9.4	0.9	8.5	0.08	0.08	2.3	0.5	1.8	0.01	0.01
Equity-based compensation	5.9	0.2	5.7	0.05	0.05	5.3	0.2	5.1	0.04	0.04
Restructuring, integration and business optimization expenses(c)	1.2	0.3	0.9	0.01	0.01	1.2	0.3	0.9	0.01	0.01
Other(d)	1.9	0.4	1.5	0.01	0.01	2.2	0.5	1.7	0.02	0.02
Adjusted Net Income(1)	$46.2	$10.6	$35.6	$0.32	$0.32	$9.1	$1.6	$7.5	$0.06	$0.06

Weighted average shares outstanding				110,072,051	111,312,917				116,745,476	117,044,461
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.
(1)We define Adjusted Net Income as net income (loss) from continuing operations adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income (loss) from continuing operations that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income (loss) from continuing operations or Adjusted Net Income as defined by other companies.

Ecovyst Second Quarter 2026 Earnings Release	Page 11

The adjustments to net income (loss) from continuing operations are shown net of applicable tax rates of 25.8% and 23.9% for the six months ended June 30, 2026 and 2025, respectively, except for equity-based compensation and transaction and other related costs. The tax effect of equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within Section 162(m) of the Internal Revenue Code of 1986, as amended, and adjusting for the tax effect of equity-based compensation windfalls and shortfalls recorded as discrete items. The tax effect of transaction and other related costs is derived by excluding the tax impact of non-deductible transaction costs associated with the Calabrian Acquisition, which are reflected as discrete items within the income tax provision.

Ecovyst Second Quarter 2026 Earnings Release	Page 12

Appendix Table A-3: Adjusted Free Cash Flow

	Six months ended June 30,
	2026	2025
	(in millions)
Net cash provided by operating activities	$51.3	$43.3
Less:
Purchases of property, plant and equipment(1)	(44.8)	(49.5)
Free Cash Flow(2)	$6.5	$(6.2)

Adjustments to free cash flow:
Cash paid for debt financing costs	1.0	1.0
Cash paid for costs related to acquisitions	4.2	2.8
Cash paid for costs related to the segment disposal	1.1	—
Adjusted Free Cash Flow(2)	$12.8	$(2.4)

Net cash used in investing activities(3)	$(223.3)	$(90.8)
Net cash used in financing activities	$62.6	$(29.4)

(1)Includes purchases of property, plant and equipment reported in discontinued operations for the six months ended June 30, 2025.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, including purchases of property, plant and equipment reported in discontinued operations in 2025, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Second Quarter 2026 Earnings Release	Page 13

Appendix Table A-4: Net Debt Leverage Ratio

	June 30, 2026		December 31, 2025
	(in millions, except ratios)
Total debt	$497.1		$397.1
Less:
Cash and cash equivalents	87.8		197.2
Net debt	$409.3		$199.9

Trailing twelve months:
Net income from continuing operations	$25.8		$6.3
Adjusted EBITDA from continuing operations (1)	$201.7		$172.0

Net Debt to Net Income Ratio	15.9	x	31.7	x
Net Debt Leverage Ratio	2.0	x	1.2	x

(1)     Refer to Appendix Table A-1: Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Second Quarter 2026 Earnings Release	Page 14